Exhibit 5.1

January 2, 2018

Ardmore Shipping Corporation

Cumberland House

1 Victoria Street, 5th Floor

Hamilton, HM11

Bermuda

        Re: Ardmore Shipping Corporation

Ladies and Gentlemen:

We have acted as special Marshall Islands counsel to Ardmore Shipping Corporation, a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the public offering and sale (the “Offering”) by GA Holdings LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands (the “Selling Shareholder”) of an aggregate 5,579,978 shares of common stock, par value $0.01 per share, of the Company, plus an additional 305,459 shares of common stock, par value $0.01 per share, of the Company to be issued, offered and sold by the Company pursuant to the Underwriter’s partial exercise of its over-allotment option (the “Additional Shares”), under the Company’s registration statements on Form F-3 (Registration Nos. 333-206501 and 333-213343), as amended (the “Registration Statements”), deemed effective by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on October 2, 2015 and September 8, 2016, respectively, including the prospectuses of the Company contained therein, dated September 24, 2015 and August 26, 2016, respectively (the “Base Prospectuses”), as each is supplemented by a prospectus supplement thereto, dated November 28, 2017 (the “Prospectus Supplement”), pursuant to the underwriting agreement (the “Underwriting Agreement”), dated November 28, 2017, by and among the Company, the Selling Shareholder, and Morgan Stanley & Co. LLC.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Company’s Amended and Restated Articles of Incorporation, as amended and in effect on January 2, 2018; (ii) the Company’s Amended and Restated Bylaws, as amended and in effect on January 2, 2018, (iii) copies or certified excerpts of minutes or resolutions of the Company’s board of directors or a committee thereof approving the Offering; (iv) the Underwriting Agreement; (v) the Registration Statements; (vi) the Base Prospectuses; (vii) the Prospectus Supplement; and (viii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus Supplement to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company and (ii) the terms of the Offering will comply in all respects with the terms, conditions and restrictions set forth in the Prospectus Supplement and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

In connection with our opinions expressed below, we have assumed that, at or prior to the time of the delivery of any of the Additional Shares, there will not have occurred any change in the law or the facts affecting the validity of the Additional Shares.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

1. The Additional Shares have been duly authorized by the Company; and

2. When the Additional Shares are issued, sold and delivered in the manner and for the consideration stated in the Prospectus Supplement, then such Additional Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 6-K being furnished to the Commission on the date hereof and incorporated by reference into the Registration Statements and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus Supplement, without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statements or the Prospectus Supplement.

Very truly yours,

/s/ Seward & Kissel LLP